FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION STATEMENT NO. 333-119468

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED June 5, 2006)

INYX, INC.

Supplement No. 2 To
Prospectus dated June 5, 2006

This Prospectus Supplement supplements information contained in that certain Prospectus dated June 5, 2006 (the “Prospectus”). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

On June 30, 2006, Inyx, Inc. (the “Company”) is calling for redemption certain of its outstanding Common Stock Purchase Warrants (the “Warrants”). Such Warrants have a current exercise price of $1.16 and are to purchase an aggregate amount of 1,358,025 shares of common stock of the Company. Pursuant to the redemption provisions in such Warrants, the Company will redeem the Warrants on July 11, 2006 (the “Redemption Date”) for $0.01 per Warrant. Each Warrant may be exercised until 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date to purchase shares of the Company’s Common Stock

The date of this Supplement is June 30, 2006